Exhibit 99.1

***FOR IMMEDIATE RELEASE***

For: ZIONS BANCORPORATION	Contact: James Abbott
One South Main, 15th Floor	Tel: (800) 974-8800
Salt Lake City, Utah	December 16, 2013
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION ANNOUNCES PRELIMINARY ASSESSMENT

OF THE IMPACT FROM THE FINALIZATION OF THE VOLCKER RULE

SALT LAKE CITY, December 16, 2013 – Zions Bancorporation (NASDAQ: ZION) (“Zions” or “the Company”) today announced that it believes substantially all of its portfolio of bank and insurance trust preferred collateralized debt obligation (CDO) securities, and certain other asset-backed CDO securities, will be considered disallowed investments under the revised, final “Volcker Rule” of the Dodd-Frank Act, which was released jointly by the Federal Reserve and a number of federal regulatory agencies last week. The final rule requires banking entities to divest such assets by July 21, 2015, unless, upon application, the Federal Reserve grants extensions to July 21, 2017.

Under the published rule, the Company would no longer have the ability to hold disallowed securities until the anticipated recovery of their amortized cost. Therefore, as of December 15, 2013, Zions anticipates that in the fourth quarter of 2013 it will reclassify all covered CDOs that currently are classified as “Held to Maturity” into “Available for Sale,” and that all covered CDOs, regardless of the accounting classification, will be adjusted to Fair Value through an Other Than Temporary Impairment non-cash charge to earnings. The net result would eliminate substantially all of the accumulated other comprehensive income adjustment to equity related to the covered securities.

Applying this accounting treatment resulting from the Volcker Rule to our September 30, 2013 financial statements on a pro forma basis, using Zions’ valuation of these securities as of that date, would result in:

•	An estimated pro forma one-time non-cash charge to earnings of $629 million, pre-tax, and $387 million, after tax. These estimates do not reflect any changes in the valuation of such securities, other than actual cash principal payments received, since September 30.

•	Zions’ pro forma September 30, 2013 common equity Tier 1 ratio under Basel I rules would approximately equal 9.74%, down from the actual 10.47%, and relatively unchanged from 9.80% at December 31, 2012.

•	Zions’ pro forma September 30, 2013 GAAP tangible common equity to tangible assets would approximately equal 7.84%, down from the actual 7.90%, and up from 7.09% at December 31, 2012.

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These and other capital ratios are summarized in the table below:

	December 31, 2012	September 30, 2013	September 30, 2013
	Actual	Actual	Pro forma
Common Equity Tier 1 Capital	9.80%	10.47%	9.74%
Tier 1 Risk-Based Capital	13.38%	13.10%	12.40%
Total Risk-Based Capital	15.05%	14.82%	14.13%
Tangible common equity ratio	7.09%	7.90%	7.84%

All Regulatory Ratios are calculated under the Basel I rules; all pro forma September 30, 2013 ratios were calculated using actual balances of CDOs as of December 13, 2013, but using valuation assumptions from the third quarter of 2013.

It is unclear what impact, if any, the divestitures mandated by the Volcker Rule across the bank and insurance trust preferred CDO asset class may have on trading prices; such prices are used in determining Zions’ fair value marks. Accordingly, the actual impact of the Volcker Rule may be materially greater or less than the impact estimated above.

The financial impact noted above uses valuation prices from the third quarter, and makes no attempt to adjust for trades that have occurred thus far in the fourth quarter. Subsequent to September 30, 2013, management has observed further strengthening in the trading prices of such securities, and prior to the announcement of the final Volcker Rule, had expected to experience a material improvement in the fair value of these securities at December 31, 2013. Throughout 2013, trading prices have increased on these securities and the financial condition of the banking companies that issued the underlying trust preferred securities has improved significantly. For example, more than 90% of the underlying banking companies were well-capitalized by all regulatory capital requirements and were profitable in the quarter ending September 30, 2013. The pro forma impairment charge would reduce the weighted average amortized cost of the CDO securities held by Zions to approximately 51% of the par value.

Zions does not anticipate immediate material dispositions of these securities and is evaluating multiple ways or combinations of ways to comply with the Volcker Rule requirements in a manner that optimizes shareholder value.

Zions will host a conference call to discuss this announcement with analysts and shareholders at 9:00 a.m. Eastern Time TODAY using the following information: dial-in number: (877) 293-5491; passcode: 25866851.

Forward-Looking Information

This press release contains statements that relate to the projected performance or condition of Zions and elements of or affecting such performance or condition, including statements with respect to Zions’ expected accounting actions and estimated charge to earnings, the impact of that on Zions’ capital ratios, the timing, nature and other elements of any CDO dispositions and related matters. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual facts, determinations, results or achievements may differ materially from the statements provided in this press release since such statements involve significant known and unknown risks and

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uncertainties. Among other things, the information on the charge to earnings is a preliminary pro forma estimate as of September 30, 2013 only, and factors that might cause the actual fourth quarter charge to be higher or that might result in other differences include, but are not limited to: further regulatory guidance on the meaning and applicability to certain securities of the final Volker Rule; changes in pricing and market conditions for CDO securities resulting from the Volcker Rule or otherwise; completion of our review of the relevant CDO documentation and of the accounting analysis; regulatory or market-based restrictions or developments impacting the Volcker Rule or the timing or nature of any CDO dispositions; economic, market and business conditions being less favorable than expected; and other factors described in Zions’ most recent annual and quarterly reports. In addition, the statements contained in this press release are based on facts and circumstances as understood by management of the company on the date of this press release, which may change in the future. Except as required by law, Zions disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

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